Exhibit 5.1

D: +1 212 225 2632

dlopez@cgsh.com

May 7, 2020

Starbucks Corporation 2401 Utah Avenue South, Suite 800 Seattle, WA 98134 USA

Ladies and Gentlemen:

We have acted as special counsel to Starbucks Corporation, a Washington corporation (the “Company”), in connection with its offering pursuant to a registration statement on Form S-3 (No. 333-233771), as amended as of its most recent effective date (May 4, 2020), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, including the documents incorporated by reference therein but excluding Exhibit 25.1, the “Registration Statement”) and the prospectus, dated September 13, 2019, as supplemented by the prospectus supplement thereto, dated May 4, 2020 (together, the “Prospectus”), of $500,000,000 aggregate principal amount of its 1.300% Senior Notes due 2022, $1,250,000,000 aggregate principal amount of its 2.550% Senior Notes due 2030 and $1,250,000,000 aggregate principal amount of its 3.500% Senior Notes due 2050 (collectively, the “Securities”). The Securities were issued under an indenture dated as of September 15, 2016 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented with respect to the Securities by the Seventh Supplemental Indenture thereto dated as of May 7, 2020 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

Starbucks Corporation, p. 2

(c)	an executed copy of the Underwriting Agreement, dated May 4, 2020, between the Company and the several underwriters named in Exhibit A thereto;

(d)	executed copies of the Base Indenture and the Supplemental Indenture; and

(e)	facsimile copies of the Securities in global form as executed by the Company and authenticated by the Trustee.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) we express no opinion with respect to the effect of any mandatory choice of law rules and (c) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the use of our name in the Prospectus Supplement under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated May 7, 2020. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

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The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David Lopez
David Lopez, a Partner